Exhibit 99.1

Company Contact:
Randy Keys, President and CFO
(713) 935-0122
rkeys@evolutionpetroleum.com

FOR IMMEDIATE RELEASE

Evolution Petroleum Announces Financial and Operating Results for
Quarter Ended March 31, 2015

Houston, TX, May 6, 2015 - Evolution Petroleum Corporation (NYSE MKT: EPM) today reported financial and operating highlights for its third quarter of fiscal 2015 (the “current quarter”) ended March 31, 2015, with comparisons to second quarter ended December 31, 2014 (the “prior quarter”) and the quarter ended March 31, 2014 (the ”year-ago quarter”).
Results for the Quarter Ended March 31, 2015

•	Produced 1,640 net barrels of oil per day (“BOPD”) from the Delhi field, a 259% increase from the year-ago quarter and a 38% increase from the prior quarter.

•	Increased gross production in the Delhi field by 5.3% from the prior quarter to 6,203 BOPD from 5,892 BOPD

•
Increased total revenues to $7.1 million, 63% higher than the year-ago quarter and an 8% decrease from the prior quarter, as lower oil prices offset the effects of higher net production after the November 1, 2014 reversion of our working interest

•
Generated net income of $0.6 million, or $0.02 per diluted common share, a 25% decrease from the year-ago quarter and a 47% decrease from the prior quarter, primarily due to lower oil prices and partially offset by increased sales volumes

•
Approved the capital expenditure budget by our operating partner of $24.6 million net to the Company for the construction of a natural gas liquids (“NGL”) recovery plant in the Delhi field expected to be operational in the middle of calendar 2016 with projected gross production of 2,000 barrels of liquids per day or more

•	Reached agreement with the operator of the Delhi field to reverse suspended overriding royalty interests totaling 2.892% and collected previously suspended funds

•	Entered into three master service agreements with new large customers for installation of our GARP® technology

•	Successfully resolved the Jones lawsuit, which was dismissed with prejudice without any consideration being paid to plaintiffs

•	Remained debt free and distributed $1.6 million of cash dividends to our common shareholders in the current quarter
Randy Keys, President and CFO, said: “This was the first quarter that included the full impact of results from our post-reversionary working interest in the Delhi field, our foundation oil asset. Work on the Delhi NGL plant is on track and, once in service, it will both increase liquid production volumes from the field and enhance the efficiency and output of the CO2 flood. In addition, we expect the expansion of the CO2 flood in the eastern part of the field to resume after completion of the NGL plant. At this time, Evolution is well positioned with the reversion milestone behind us and installation of the NGL plant immediately ahead of us, followed by the remaining expansion of the Delhi CO2 flood. We have strong cash flows and both near-term and long term growth catalysts in our line of sight. We remain diligent and focused on maximizing the value of Delhi field with our joint venture partner.”
Robert Herlin, Chairman and CEO, added: “We are in great shape to comfortably weather the current down cycle, and our enviable financial strength provides us with the ability to take advantage of unique opportunities that may come our way in this environment, while continuing to pay and grow our dividend to common shareholders. Looking to the future, we are very positive about the prospects for the Company, including our ability to grow, create long-term value and continue returning cash to shareholders.”
Delhi Field Operations
Financial results for the current quarter were positively impacted by the reversion of the Company’s 23.9% working interest that occurred on November 1, 2014, which increased our net revenue interest in the Delhi field by approximately 19.0% in addition to our existing royalty interests totaling 7.4%. For the current quarter, Delhi field margin (revenues less operating expenses) was $4.1 million, as compared to $4.8 million in the prior quarter. Delhi margin was reduced by lower realized oil prices in the current quarter, which declined to $48 per barrel from $70 per barrel in the prior quarter, a decline of 32% that was partially offset by a 35% increase in production volumes.
Gross daily production increased to 6,203 BOPD, an increase of 5.3% over the prior quarter, while the rate of purchased CO2 was reduced, positively impacting operating expense. We also realized an increased premium for Light Louisiana Sweet (“LLS”) pricing, the benchmark for Delhi crude sales, versus West Texas Intermediate (“WTI”). During the quarter, LLS averaged more than $4.00 per barrel over WTI, and the spread has widened to more than $6.00 per barrel in April 2015.
Field operating expenses were $19.87 per barrel of oil equivalent (“BOE”), below previous estimates, primarily due to decreased CO2 purchase costs. In the quarter ending March 31, 2015, our net share of lease operating expenses was approximately $2.9 million, of which $1.6 million was related to CO2 purchases and transportation expenses. Total average CO2 costs were down 36% from the prior quarter as a result of both lower oil prices and lower purchased CO2 volumes in the quarter. We expect purchased CO2 volumes to stabilize over the remainder of the year in the range of 90,000 to 95,000 thousand cubic feet (“Mcf”) per day. On a total BOE basis, our average CO2 costs were down 29% from $15.33 per BOE of sales in the prior quarter to $10.82 per BOE, primarily due to increased working interest volumes and lower realized oil prices in the current quarter. Our purchased CO2 costs are directly correlated with realized oil prices.
On January 26, 2015, Denbury withheld and suspended 2.892% of our overriding royalty revenue interest in the field for the months of November and December 2014, as we previously disclosed. This unilateral suspension of a portion of our overriding royalties by the operator was made without consultation with the Company and, we believe, without legal basis. On February 26, 2015, we entered into an agreement under which Denbury agreed to reverse the previously disclosed suspension of our overriding royalty interest revenues and release to Evolution all amounts previously suspended totaling approximately $712,000. Denbury further agreed not to suspend any future revenues attributable to any of our revenue interests, except under very limited circumstances.
Gas Assisted Rod Pump (GARP®) Services
During the current quarter, the GARP® installation in the Appelt #1H well that had been shut-in for over a year due to solids production was worked over to install better solids handling capacity. This work restored the well to producing status at the previous rate of about 10 barrels of oil per day. The Selected Lands #2 well also was restored to production in the quarter following a work-over for downhole repairs. Lastly, the Philip #1 well was temporarily abandoned after a series of unsuccessful work-overs to prevent solids from causing repeated pump failures. These work-overs were included in our operating costs for the quarter.
We continue to work diligently to advance the development of the technology and expect to file three new GARP® patents and one provisional GARP® patent in the coming weeks to solve specific needs identified by customers in various fields.
Recent GARP® marketing and business development efforts have secured three master service agreements, including with one major, one super-independent and one large independent oil producer and a fourth agreement is pending. Vendor approval is a critical and often time-consuming step in the process to install GARP® technology for third party customers. The new agreements follow our new fixed fee pricing model and are for installations in the Eagle Ford, Barnett and Permian Basin fields. After experiencing many years of extensive drilling activity, wells in these areas are beginning to mature, increasingly making the GARP® value proposition more apparent to leading operators.

Liquidity and Capital Resources
At March 31, 2015, the Company had total liquidity of $23.4 million, which includes $18.4 million of working capital and $5.0 million of availability on our unsecured revolving credit facility. As of March 31, 2015, the Company remained debt-free. We believe that current liquidity combined with expected operating cash flows will be sufficient to fund the Company's expected capital requirements for fiscal years 2015 and 2016.
Conference Call
As previously announced, Evolution Petroleum will host a conference call on Thursday, May 7, 2015 at 11:00 a.m. Eastern (10:00 a.m. Central) to discuss results. To access the call, please dial 1-888-348-6428 (U.S.), 1-412-902-4237 (International) or 1-855-669-9657 (Canada).
To listen live or hear a rebroadcast, please go to http://www.evolutionpetroleum.com. A replay will be available one hour after the end of the conference call through May 14, 2015 by calling 1-877-870-5176 (U.S.) or 1-858-384-5517 (Canada and International) and providing the replay pin passcode of 10064309. The webcast will also be archived on the Company’s website.
Expected Tax Treatment of Dividends
Based on our current projections for the fiscal year ending June 30, 2015, we expect preferred stock dividends will be treated as qualified dividend income and that a portion of our cash dividends on common stock will be treated as a return of capital and the remainder as qualified dividend income. We will make a final determination regarding the tax treatment of dividends for the current fiscal year when we report this information to recipients.
About Evolution Petroleum
Evolution Petroleum Corporation develops incremental petroleum reserves and share-holder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Principal assets include interests in a CO2-EOR project in Louisiana's Delhi Field and a patented technology designed to extend the life and increase ultimate recoveries of depletion drive oil and gas wells. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.evolutionpetroleum.com. Additional information regarding GARP® is available on the www.garplift.com website.

Cautionary Statement
All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues, income, cash flows, dividends and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Many factors could cause actual results to differ materially from those included in the forward-looking statements.

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Revenues
Delhi field	$7,039,868	$4,185,156	$18,553,301	$12,745,203
Artificial lift technology	24,821	151,052	203,913	483,037
Other properties	—	798	20,369	134,754
Total revenues	7,064,689	4,337,006	18,777,583	13,362,994
Operating costs
Production costs - Delhi field	2,932,946	—	5,750,812	—
Production costs - artificial lift technology	267,906	209,742	656,819	526,712
Production costs - other properties	639	143,887	98,051	481,697
Depreciation, depletion and amortization	1,138,502	311,815	2,425,609	948,656
Accretion of discount on asset retirement obligations	10,924	9,631	23,697	34,977
General and administrative expenses *	1,467,782	2,304,397	4,578,876	6,875,430
Restructuring charges **	—	—	(5,431)	1,332,186
Total operating costs	5,818,699	2,979,472	13,528,433	10,199,658
Income from operations	1,245,990	1,357,534	5,249,150	3,163,336
Other
Interest income	7,401	7,383	27,826	22,787
Interest (expense)	(24,625)	(17,605)	(55,244)	(50,700)
Income before income taxes	1,228,766	1,347,312	5,221,732	3,135,423
Income tax provision	494,180	423,612	2,118,218	1,148,155
Net income attributable to the Company	$734,586	$923,700	$3,103,514	$1,987,268
Dividends on preferred stock	168,575	168,575	505,726	505,726
Net income available to common stockholders	$566,011	$755,125	$2,597,788	$1,481,542
Earnings per common share
Basic	$0.02	$0.02	$0.08	$0.05
Diluted	$0.02	$0.02	$0.08	$0.05
Weighted average number of common shares
Basic	32,861,001	32,358,163	32,789,157	30,328,344
Diluted	32,958,218	32,732,049	32,909,981	32,503,460

* General and administrative expenses for the three months ended March 31, 2015 and 2014 included non-cash stock-based compensation expense of $227,507 and $444,981, respectively. For the corresponding nine month periods, non-cash stock-based compensation expense was $715,864 and $1,134,841, respectively.

** Restructuring charges for the nine months ended March 31, 2014 included non-cash stock-based compensation expense of $376,365. For the three months ended March 31, 2014, restructuring charges contained no stock-based compensation expense.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	March 31, 2015	June 30, 2014
Assets
Current assets
Cash and cash equivalents	$20,391,495	$23,940,514
Receivables	2,686,686	1,457,212
Deferred tax asset	159,624	159,624
Prepaid expenses and other current assets	650,826	747,453
Total current assets	23,888,631	26,304,803
Oil and natural gas property and equipment, net (full-cost method of accounting)	40,349,940	37,822,070
Other property and equipment, net	308,411	424,827
Total property and equipment	40,658,351	38,246,897
Other assets	662,247	464,052
Total assets	$65,209,229	$65,015,752
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,556,114	$441,722
State and federal income taxes payable	116,343	—
Accrued liabilities and other	789,692	2,558,004
Total current liabilities	5,462,149	2,999,726
Long term liabilities
Deferred income taxes	10,834,844	9,897,272
Asset retirement obligations	749,252	205,512
Deferred rent	22,861	35,720
Total liabilities	17,069,106	13,138,230
Commitments and contingencies (Note 15)
Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized:8.5% Series A Cumulative Preferred Stock, 1,000,000 shares designated, 317,319 shares issued and outstanding at March 31, 2015 and June 30, 2014 with a liquidation preference of $7,932,975 ($25.00 per share)	317	317
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 32,909,331 shares and 32,615,646 as of March 31, 2015 and June 30, 2014, respectively	32,909	32,615
Additional paid-in capital	36,489,885	34,632,377
Retained earnings	11,617,012	17,212,213
Total stockholders’ equity	48,140,123	51,877,522
Total liabilities and stockholders’ equity	$65,209,229	$65,015,752

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Nine Months Ended March 31,
	2015	2014
Cash flows from operating activities
Net income attributable to the Company	$3,103,514	$1,987,268
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	2,462,087	980,589
Stock-based compensation	715,864	1,134,841
Stock-based compensation related to restructuring	—	376,365
Accretion of discount on asset retirement obligations	23,697	34,977
Settlements of asset retirement obligations	(223,565)	(73,646)
Deferred income taxes	937,572	998,367
Deferred rent	(12,859)	(12,859)
Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	(1,007,058)	88,146
Receivables other	(222,416)	(3,679)
Due from joint interest partner	—	70,083
Prepaid expenses and other current assets	96,627	(376,501)
Accounts payable and accrued expenses	629,760	690,360
Income taxes payable	116,343	(233,548)
Net cash provided by operating activities	6,619,566	5,660,763
Cash flows from investing activities
Proceeds from asset sales	389,166	542,349
Maturity of certificate of deposit	—	250,000
Capital expenditures for oil and natural gas properties	(2,432,424)	(989,616)
Capital expenditures for other property and equipment	(320,936)	(12,793)
Other assets	(183,877)	(181,751)
Net cash used in investing activities	(2,548,071)	(391,811)
Cash flows from financing activities
Proceeds on exercise of stock options	141,600	3,162,801
Cash dividends to preferred stockholders	(505,726)	(505,726)
Cash dividends to common stockholders	(8,192,989)	(6,462,269)
Stock exchanged for payroll tax liabilities	(63,556)	(1,591,765)
Tax benefits related to stock-based compensation	1,063,827	108,473
Deferred loan costs	(63,737)	(40,334)
Other	67	6,850
Net cash used in financing activities	(7,620,514)	(5,321,970)
Net decrease in cash and cash equivalents	(3,549,019)	(53,018)
Cash and cash equivalents, beginning of period	23,940,514	24,928,585
Cash and cash equivalents, end of period	$20,391,495	$24,875,567

Supplemental disclosures of cash flow information:	Nine Months Ended March 31,
	2015	2014
Income taxes paid	$100,000	$755,941
Non-cash transactions:
Change in accounts payable used to acquire property and equipment	1,877,830	(241,094)
Oil and natural gas property costs incurred through recognition of asset retirement obligations	573,689	45,172
Previously acquired Company common shares swapped by holders to pay stock option exercise price	—	618,606

  Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended March 31,
	2015	2014	Variance	Variance %
Delhi field:
Crude oil revenues	$7,039,868	$4,185,156	$2,854,712	68.2%
Crude oil volumes (Bbl)	147,621	41,137	106,484	258.9%
Average price per Bbl	$47.69	$101.74	$(54.05)	(53.1)%

Delhi field production costs	$2,932,946	$—	$2,932,946	—%
Delhi field production costs per BOE	$19.87	$—	$19.87	—%

Artificial lift technology:
Crude oil revenues	$12,695	$95,031	$(82,336)	(86.6)%
NGL revenues	1,352	29,360	(28,008)	(95.4)%
Natural gas revenues	529	26,661	(26,132)	(98.0)%
Service revenues	10,245	—	10,245	—%
Total revenues	$24,821	$151,052	$(126,231)	(83.6)%

Crude oil volumes (Bbl)	285	966	(681)	(70.5)%
NGL volumes (Bbl)	73	756	(683)	(90.3)%
Natural gas volumes (Mcf)	204	5,453	(5,249)	(96.3)%
Equivalent volumes (BOE)	392	2,631	(2,239)	(85.1)%

Crude oil price per Bbl	$44.54	$98.38	$(53.84)	(54.7)%
NGL price per Bbl	$18.52	$38.84	$(20.32)	(52.3)%
Natural gas price per Mcf	$2.59	$4.89	$(2.30)	(47.0)%
Equivalent price per BOE	$37.18	$57.41	$(20.23)	(35.2)%

Artificial lift production costs (a)	$267,906	$209,742	$58,164	27.7%
Artificial lift production costs per BOE	$683.43	$79.72	$603.71	757.3%

Other properties:
Revenues	$—	$798	$(798)	(100.0)%
Equivalent volumes (BOE)	—	26	(26)	(100.0)%
Equivalent price per BOE	$—	$30.69	$(30.69)	(100.0)%

Production costs	$639	$143,887	$(143,248)	(99.6)%
Production costs per BOE	$—	$5,534.12	$(5,534.12)	(100.0)%

Combined:
Oil and gas DD&A (b)	$1,099,737	$302,083	$797,654	264.1%
Oil and gas DD&A per BOE	$7.43	$6.90	$0.53	7.7%

(a) Includes workover costs of approximately $252,000 and $123,000 for the three months ended March 31, 2015 and 2014, respectively.
(b) Excludes depreciation of artificial lift technology equipment, office equipment, furniture and fixtures, and other assets of $38,765 and $9,732, for the three months ended March 31, 2015 and 2014, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Nine Months Ended March 31,
	2015	2014	Variance	Variance %
Delhi field:
Crude oil revenues	$18,553,301	$12,745,203	$5,808,098	45.6%
Crude oil volumes (Bbl)	295,915	124,089	171,826	138.5%
Average price per Bbl	$62.70	$102.71	$(40.01)	(39.0)%

Delhi field production costs	$5,750,812	$—	$5,750,812	—%
Delhi field production costs per BOE	$19.43	$—	$19.43	—%

Artificial lift technology:
Crude oil revenues	$129,714	$340,230	$(210,516)	(61.9)%
NGL revenues	34,607	77,986	(43,379)	(55.6)%
Natural gas revenues	23,446	64,821	(41,375)	(63.8)%
Service revenues	16,146	—	16,146	—%
Total revenues	$203,913	$483,037	$(279,124)	(57.8)%

Crude oil volumes (Bbl)	1,620	3,383	(1,763)	(52.1)%
NGL volumes (Bbl)	1,228	2,358	(1,130)	(47.9)%
Natural gas volumes (Mcf)	7,056	17,932	(10,876)	(60.7)%
Equivalent volumes (BOE)	4,024	8,730	(4,706)	(53.9)%

Crude oil price per Bbl	$80.07	$100.57	$(20.50)	(20.4)%
NGL price per Bbl	$28.18	$33.07	$(4.89)	(14.8)%
Natural gas price per Mcf	$3.32	$3.61	$(0.29)	(8.0)%
Equivalent price per BOE	$46.66	$55.33	$(8.67)	(15.7)%

Artificial lift production costs (a)	$656,819	$526,712	$130,107	24.7%
Artificial lift production costs per BOE	$163.23	$60.33	$102.90	170.6%

Other properties:
Revenues	$20,369	$134,754	$(114,385)	(84.9)%
Equivalent volumes (BOE)	285	1,516	(1,231)	(81.2)%
Equivalent price per BOE	$71.47	$88.89	$(17.42)	(19.6)%

Production costs	$98,051	$481,697	$(383,646)	(79.6)%
Production costs per BOE	$344.04	$317.74	$26.3	8.3%

Combined:
Oil and gas DD&A (b)	$2,061,440	$922,781	$1,138,659	123.4%
Oil and gas DD&A per BOE	$6.87	$6.87	$—	—%

(a) Includes workover costs of approximately $535,000 and $200,000, for the nine months ended March 31, 2015 and 2014, respectively.
(b) Excludes depreciation of artificial lift technology equipment, office equipment, furniture and fixtures, and other assets of $364,169 and $25,875, for the nine months ended March 31, 2015 and 2014, respectively.

###